As filed with the Securities and Exchange Commission on March 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Contango Silver & Gold Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-3431051
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

(907) 388-7770

(Address of Principal Executive Offices, including zip code and telephone number)

2026 Omnibus Incentive Plan

Dolly Varden Silver Corporation Share Option Plan

Dolly Varden Silver Corporation Stock Option Plan

(Full title of the plan)

Rick Van Nieuwenhuyse

President and Chief Executive Officer

516 2nd Avenue, Suite 401

Fairbanks, Alaska 99701

(907) 388-7770

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Paul Monsour

Holland & Knight LLP

811 Main Street, Suite 2500

Houston, Texas 77002

(713) 653-8741

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

On March 17, 2026 (the “Effective Date”), the stockholders of Contango Silver & Gold Inc. (the “Company” or “Registrant”) approved the 2026 Omnibus Incentive Plan (the “Contango 2026 Plan”). Shares available for grant under the Contango 2026 Plan consist of (i) 2,500,000 new shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), (ii) 316,539 shares of Common Stock that remain available for grant under the Company’s 2023 Omnibus Incentive Plan (the “Prior Plan”) as of the Effective Date, and (iii) any shares of Common Stock subject to awards granted under the Prior Plan that are outstanding as of the Effective Date but that expire, terminate, or are cancelled for any reason without being exercised in full.

In connection with the closing of the Company’s merger with Dolly Varden Silver Corporation (“Dolly Varden”) on March 26, 2026, the Company assumed the Dolly Varden Share Option Plan, as amended and restated on May 18, 2017 (the “DVS 2017 Option Plan”) and the Dolly Varden Stock Option Plan, dated May 20, 2022 (the “DVS 2022 Option Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Company to register (i) 2,816,539 shares of Common Stock issuable under the Contango 2026 Plan, (ii) 213,893 shares of Common Stock issuable in connection with stock options awarded under the DVS 2017 Option Plan, and (iii) 203,155 shares of Common Stock issuable in connection with stock options awarded under the DVS 2022 Option Plan

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 16, 2026;

(b)	The Company’s Definitive Proxy Statement for the 2026 special meeting of stockholders on Schedule 14A filed with the SEC on February 13, 2026;

(c)

The Company’s Current Reports on Form 8-K filed with the SEC (excluding any information furnished under Item 2.02 or 7.01 on any Current Report on Form 8-K) on February 12, 2026, February  18, 2026, March  19, 2026, and March 27, 2026; and

(d)

The description of the Company’s securities set forth in Exhibit 4.4 of Contango’s Annual Report on Form 10-K filed with the SEC on March 16, 2026, including any amendment or report filed for the purposes of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unlawful dividends and stock repurchases or (iv) any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL. Our certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We maintain liability insurance policies that indemnify our directors and officers and those of our subsidiaries against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description	Filed Herewith	Form	File No.	Ex.	Filing Date

4.1	Certificate of Incorporation of Contango ORE, Inc.		10/A2	000-54136	3.1	11/26/2010

4.2	Certificate of Amendment to Certificate of Incorporation of Contango ORE, Inc.		8-K	001-35770	3.1	12/17/2020

4.3	Certificate of Amendment to Certificate of Incorporation of Contango ORE, Inc.		8-K	001-35770	3.1	3/27/2026

Exhibit Number	Description	Filed Herewith	Form	File No.	Ex.	Filing Date

4.4	Certificate of Designation of Series A Special Voting Preferred Stock.		8-K	001-35770	3.2	3/27/2026

4.5	Bylaws of Contango ORE, Inc.		10/A2	000-54136	3.2	11/26/2010

4.6	Amendment No. 1 to the Bylaws of Contango ORE, Inc.		8-K	001-35770	3.1	10/21/2021

5.1	Opinion of Holland & Knight LLP.	X

23.1	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm.	X

23.2	Consent of Baker Tilly US, LLP, Independent Auditor for the Audited Financial Statements of Peak Gold, LLC as of December 31, 2025.	X

23.3	Consent of Davidson & Co.	X

23.4	Consent of Holland & Knight LLP (included as part of Exhibit 5.1).	X

24.1	Power of Attorney (included on signature page hereto).	X

99.1	Contango ORE, Inc. 2026 Omnibus Incentive Plan.	X

99.2	Dolly Varden Silver Corporation 2017 Share Option Plan.	X

99.3	Dolly Varden Silver Corporation 2022 Stock Option Plan.	X

107	Filing Fee Table.	X

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairbanks, Alaska, on March 31, 2026.

CONTANGO SILVER & GOLD INC.

By:	/s/ Rick Van Nieuwenhuyse
Name:	Rick Van Nieuwenhuyse

Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Rick Van Nieuwenhuyse, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on March 31, 2026.

Signature	Title

/s/ Rick Van Nieuwenhuyse	President, Chief Executive Officer and Director (Principal Executive Officer)
Rick Van Nieuwenhuyse

/s/ Michael Clark	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)
Michael Clark

/s/ Clynt Nauman	Chairman
Clynt Nauman

/s/ Michael Cinnamond	Director
Michael Cinnamond

/s/ Tim Clark	Director
Tim Clark

/s/ Darren Devine	Director
Darren Devine

/s/ Brad Juneau	Director
Brad Juneau

/s/ Shawn Khunkhun	Director
Shawn Khunkhun